Exhibit 99.1

Landmark CLEAR Outcomes Study Demonstrates NEXLETOL® (bempedoic acid) Tablet is the Only LDL-C Lowering Therapy Since Statins to Reduce Hard Ischemic Events in a Broad Population of Both Primary Prevention and Secondary Prevention Patients

Results Demonstrate Significant Reductions in LDL-C, hsCRP and Cardiovascular Risk in Patients Who Are Unable to Maximize or Tolerate a Statin

– NEXLETOL Significantly Reduced Risk of Major Adverse Cardiovascular Events (MACE-4) and (MACE-3) by 13% (P=0.004) and 15% (P=0.006), Respectively, and Significantly Reduced Risk of Myocardial Infarction by 23% (P=0.002) and Coronary Revascularization by 19% (P=0.001) –

– CLEAR Outcomes Demonstrated Superior Cardiovascular Outcomes Benefits Compared with Other Oral Non-Statin Therapies and Broader Outcomes Benefits in Primary and Secondary Prevention Compared with PCSK9 inhibitors Whose Outcomes Studies Were Limited to Only Secondary

Prevention –

– Detailed Results Simultaneously Published in the New England Journal of Medicine and Presented at ACC.23/WCC –

– Anticipate Regulatory Filings in 1H 2023 and Expect to be Entitled to Receive up to $440 Million in Partner Milestone Payments Upon Inclusion of Cardiovascular Risk Reduction Data in Applicable Labels and Achievement of Other Regulatory Milestones –

– Conference Call and Webcast to be Held on Monday, March 6, 2023 at 8:00 a.m. EST to Discuss Results –

ANN ARBOR, Mich., Mar. 04, 2023 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) today announced the full results from the landmark Cholesterol Lowering via Bempedoic acid, an ACL-Inhibiting Regimen (CLEAR) Outcomes trial, which were presented at the American College of Cardiology’s Annual Scientific Session & Expo together with the World Congress of Cardiology and simultaneously published in the New England Journal of Medicine. CLEAR Outcomes was a global study of nearly 14,000 patients with or at risk for cardiovascular disease who were unable to maximize or tolerate a statin.

The study showed that NEXLETOL significantly reduced the risk of hard MACE-4 and MACE-3 by 13% and 15%, respectively, and significantly reduced the risk of heart attack and coronary revascularization by 23% and 19%, respectively, as compared to placebo. These results were seen in a broad population of primary and secondary prevention patients who are unable to maximize or tolerate a statin. The proportions of patients experiencing adverse events and serious adverse events were similar between the active and placebo treatment groups. Bempedoic acid (contained in NEXLEOL and NEXLIZET® (bempedoic acid and ezetimibe) tablets) now becomes the first LDL-C lowering therapy since statins proven to lower hard ischemic events, not only in those with ASCVD but also in the large number of primary prevention patients for whom limited therapies exist.

The Company believes that it remains on track to submit regulatory filings to the FDA and EMA in 1H 2023. Based on the robustness of the CLEAR Outcomes data, the Company believes it would be entitled to receive $300 million in partner milestone payments upon inclusion of certain required cardiovascular risk reduction data in the EU label, for which payment is tied to the magnitude of the risk percentage reduction included in the label (among other requirements) and ranges from $200 million to $300 million, and up to $140 million in partner milestone payments upon the achievement of other regulatory milestones, including inclusion of certain required cardiovascular risk reduction data in the US label.

“Esperion expresses its great appreciation for all the people that brought CLEAR Outcomes to completion, especially the patients and investigators and their colleagues at clinical sites that participated in this study. We are incredibly proud that we have successfully completed a 4-year cardiovascular outcomes study during a global pandemic and these results have the potential to bring significant benefits to the millions of primary and secondary prevention patients who are unable to reach their goals with current therapies,” said Sheldon Koenig, president and CEO of Esperion. “These results are practice changing and exceed our expectations. We expect applicable treatment guidelines to be updated quickly which will then lead to a paradigm shift in patient care. Based upon the strength of the data and the clinical significance they represent, we will be filing with the FDA and EMA by June 2023 and anticipate receipt of expanded CV risk reduction labels in 1H 2024 that will more than double the addressable treatment population for NEXLETOL and NEXLIZET.”

“We recognize that physicians and patients are eager for additional non-statin oral treatments that lower LDL-C and hsCRP, do not worsen glucose and reduce major adverse cardiovascular events,” said JoAnne Foody, MD, FACC, FAHA, chief medical officer of Esperion. “As we increasingly move to earlier initiation of lipid lowering therapies to stay ahead of cardiovascular disease, NEXLETOL and NEXLIZET will be integral treatments. These results now position our products as the ‘go-to’ therapies for the large number of primary and secondary prevention patients unable to maximize or tolerate statins to reduce cardiovascular risk. We believe NEXLETOL and NEXLIZET can be next as physicians consider options for further lipid reduction after statins.”

Recently conducted quantitative market research also validates the significant role NEXLETOL and NEXLIZET will have as the preferred next step after statins.

The Company expects full-year 2023 operating expenses to be approximately $225 million to $245 million, including $25 million in non-cash expense related to stock-compensation.

CLEAR Cardiovascular Outcomes Trial

CLEAR Outcomes is a Phase 3, event-driven, randomized, multicenter, double-blind, placebo-controlled trial designed to evaluate whether treatment with NEXLETOL reduces the risk of cardiovascular events in patients with or who are at high risk for cardiovascular disease with documented statin intolerance (inability to tolerate 2 or more statins, one at a low dose) and elevated LDL-C levels (fasting blood LDL-C ≥ 100 (2.6 mmol/L). The study, which includes nearly 14,000 patients at over 1,200 sites in 32 countries, accumulated the targeted 1,620 primary major adverse cardiovascular events (MACE-4) in August 2022.

INDICATION

NEXLETOL and NEXLIZET are indicated as adjuncts to diet and maximally tolerated statin therapy for the treatment of adults with heterozygous familial hypercholesterolemia or established atherosclerotic cardiovascular disease who require additional lowering of LDL-C.

Limitations of Use: The effect of NEXLETOL and NEXLIZET on cardiovascular morbidity and mortality has not been determined.

IMPORTANT SAFETY INFORMATION

Contraindications: NEXLETOL has no contraindications. NEXLIZET is contraindicated in patients with a known hypersensitivity to ezetimibe tablets. Hypersensitivity reactions including anaphylaxis, angioedema, rash, and urticaria have been reported with ezetimibe.

Warnings and Precautions: Hyperuricemia: Bempedoic acid, a component of NEXLETOL and NEXLIZET, may increase blood uric acid levels. Hyperuricemia may occur early in treatment and persist throughout treatment, and may lead to the development of gout, especially in patients with a history of gout. Assess uric acid levels periodically as clinically indicated. Monitor for signs and symptoms of hyperuricemia, and initiate treatment with urate-lowering drugs as appropriate.

Tendon Rupture: Bempedoic acid is associated with an increased risk of tendon rupture or injury. In clinical trials, tendon rupture occurred in 0.5% of patients treated with bempedoic acid versus 0% of patients treated with placebo, and involved the rotator cuff (the shoulder), biceps tendon, or Achilles tendon. Tendon rupture occurred within weeks to months of starting bempedoic acid. Tendon rupture may occur more frequently in patients over 60 years of age, patients taking corticosteroid or fluoroquinolone drugs, patients with renal failure, and patients with previous tendon disorders. Discontinue NEXLETOL or NEXLIZET at the first sign of tendon rupture. Avoid NEXLETOL and NEXLIZET in patients who have a history of tendon disorders or tendon rupture.

Adverse Reactions: In NEXLETOL clinical trials, the most commonly reported adverse reactions were upper respiratory tract infection, muscle spasms, hyperuricemia, back pain, abdominal pain or discomfort, bronchitis, pain in extremity, anemia, and elevated liver enzymes. Reactions reported less frequently, but still more often than with placebo, included benign prostatic hyperplasia and atrial fibrillation.

In the NEXLIZET clinical trial, the most commonly reported adverse reactions observed with NEXLIZET, but not observed in clinical trials of bempedoic acid or ezetimibe, a component of NEXLIZET, and occurring more frequently than with placebo, were urinary tract infection, nasopharyngitis, and constipation.

Adverse reactions reported in clinical trials of ezetimibe, and occurring at an incidence greater than with placebo, included upper respiratory tract infection, diarrhea, arthralgia, sinusitis, pain in extremity, fatigue, and influenza. Other adverse reactions reported in postmarketing use of ezetimibe included hypersensitivity reactions, including anaphylaxis, angioedema, rash, and urticaria; erythema multiforme; myalgia; elevated creatine phosphokinase; myopathy/rhabdomyolysis; elevations in liver transaminases; hepatitis; abdominal pain; thrombocytopenia; pancreatitis; nausea; dizziness; paresthesia; depression; headache; cholelithiasis; cholecystitis.

Drug Interactions: Simvastatin and Pravastatin: Concomitant use with bempedoic acid results in increased concentrations and increased risk of simvastatin or pravastatin-related myopathy. Use of either NEXLETOL or NEXLIZET with greater than 20 mg of simvastatin or 40 mg of pravastatin should be avoided.

Cyclosporine: Caution should be exercised when using NEXLIZET and cyclosporine concomitantly due to increased exposure to both ezetimibe and cyclosporine. Monitor cyclosporine concentrations in patients receiving NEXLIZET and cyclosporine. In patients treated with cyclosporine, the potential effects of the increased exposure to ezetimibe from concomitant use should be carefully weighed against the benefits of alterations in lipid levels provided by NEXLIZET.

Fibrates: Coadministration of NEXLIZET with fibrates other than fenofibrate is not recommended. Fenofibrate and ezetimibe may increase cholesterol excretion into the bile, leading to cholelithiasis. If cholelithiasis is suspected in a patient receiving NEXLIZET and fenofibrate, gallbladder studies are indicated and alternative lipid-lowering therapy should be considered.

Cholestyramine: Concomitant use of NEXLIZET and cholestyramine decreases ezetimibe concentration. This may result in a reduction of efficacy. Administer NEXLIZET either at least 2 hours before, or at least 4 hours after, bile acid sequestrants.

Lactation and Pregnancy: It is not recommended that NEXLETOL or NEXLIZET be taken during breastfeeding. Discontinue NEXLETOL or NEXLIZET when pregnancy is recognized, unless the benefits of therapy outweigh the potential risks to the fetus. Based on the mechanism of action of bempedoic acid, NEXLETOL and NEXLIZET may cause fetal harm.

Please see full Prescribing Information here.

Esperion Therapeutics

At Esperion, we discover, develop, and commercialize innovative medicines to help improve outcomes for patients with or at risk for cardiovascular and cardiometabolic diseases. The status quo is not meeting the health needs of millions of people with high cholesterol – that is why our team of passionate industry leaders is breaking through the barriers that prevent patients from reaching their goals. Providers are moving toward reducing LDL-cholesterol levels as low as possible, as soon as possible; we provide the next steps to help get patients there. Because when it comes to high cholesterol, getting to goal is not optional. It is our life’s work. For more information, visit esperion.com and esperionscience.com and follow us on Twitter at twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding expected operational expenses, expected revenue of our commercial products, future operations, expected milestone payments from partners, commercial products and expected growth, clinical development and regulatory submissions, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the impact of the ongoing COVID-19 pandemic on our business, revenues, results of operations and financial condition, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.